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                                                                    EXHIBIT 3.10

                                     AMENDED
                            ARTICLES OF INCORPORATION
                                       OF
                            OREGON COUNTY TRASH, INC.

     Pursuant to the provisions of Section 351.095 of the Missouri General and Business Corporation Law, the undersigned hereby certifies:

     FIRST: That the name of the corporation is Oregon County Trash, Inc.

     SECOND: That the number of shares of capital stock of the corporation outstanding and entitled to vote on the amendment was one hundred (100).

     THIRD: That, pursuant to resolutions of the board of directors, the holder of all of the issued and outstanding shares of capital stock of the corporation signed a written consent, effective as of November 16, 1998, adopting the Amended Articles of Incorporation.

     FOURTH: That the Articles of Incorporation are hereby amended to read in their entirety as follows:

     Section 1. The name of the Corporation is IESI MO Corporation.

     Section 2. The registered office of the Corporation in the State of Missouri is located at 120 South Central Avenue, Clayton, MO 63105. The name of its Registered Agent at the above address is CT Corporation System. The name of the sole original incorporator of the Corporation is Marvin Gibbons, and his address is #60 Wabash, P.O. Box 10, Cherokee Village, Arkansas.

     Section 3. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Missouri General and Business Corporation Law, and the corporation has perpetual existence.

     Section 4. The total number of shares of capital stock that the Corporation has authority to issue is 100 shares Common Stock, no par value.

     Section 5. Unless, and except to the extent that, the Bylaws of the Corporation (the "Bylaws") so require, the election of directors need not be by written ballot.

     Section 6. The board of directors of the Corporation (the "Board of Directors") may from time to time adopt, amend or repeal the Bylaws, subject to the power of the shareholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board of Directors. The number of directors constituting the entire Board of Directors is currently three. Hereafter, the number of directors shall be fixed by, or in the manner provided in, the Bylaws, and any change in the number of directors shall be reported to the Secretary of State of the State of Missouri within 30 calendar days of such change.

     Section 7. To the fullest extent that the Missouri General and Business Corporation Law as it exists on the date hereof or as it may hereafter be amended permits the limitation or

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elimination of the liability of directors, no director will be liable to the
Corporation or its shareholders for monetary damage for breach of fiduciary duty as a director. Any repeal or amendment of this Section 7 will not adversely affect any limitation on the personal liability or alleged liability of a director arising from an act or omission of that director occurring prior to the time of such repeal or amendment.

     Section 8. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

     (a) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

     (b) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

     (c) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee or the shareholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction,

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DATED:   November 17, 1998


                                        OREGON COUNTY TRASH, INC.


                                        By:    /s/ Tom Brown
                                           ---------------------------------
                                               Tom Brown, Vice President


                                        By:    /s/ Thomas Cowee
                                           ---------------------------------
                                               Tom Cowee, Secretary

STATE OF TEXAS
                    SS
COUNTY OF TARRANT


     I, Thomas E. Pate, a notary public, do hereby certify that on this 19th day of November, 1998, personally appeared before me Tom Brown, who, being by me first duly sworn, declared that he is the Vice President of Oregon County Trash, Inc., that he signed the foregoing document as Vice President of the corporation, and that the statement therein contained is true.

                                                     /s/ Thomas E. Pate
                                               ---------------------------------
                                               Notary Public

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